EXHIBIT 10.11
TRANSITION EMPLOYMENT AGREEMENT

This Transition Employment Agreement (“Agreement”) is entered into on May 25, 2011, by and between William P. Fasig (“Executive”) and GameTech International, Inc. acting on its own behalf as well as on behalf of all its subsidiaries (collectively “GameTech” or “Company”).  Executive and GameTech shall collectively be referred to herein as the parties.
RECITALS

WHEREAS, Executive has been employed by GameTech, since January 26, 2009, serving in various executive positions since that date, most recently as GameTech's President and Chief Executive Officer (“CEO”) since July 19, 2010;

WHEREAS, Executive has informed the Company of his intention to change his role within the Company in order to relocate his family out of Nevada;

WHEREAS, Executive is willing to continue serving as CEO through a transition period, in order to assist GameTech in transition to a new President and CEO;

WHEREAS, GameTech wishes to continue Executive’s employment through a transition period and wishes to ensure that Executive adheres to certain restrictive covenants in exchange for additional consideration to the Executive;

WHEREAS, the parties agree that Executive will continue his employment with GameTech through a transition period, on the terms and subject to the conditions set forth in this Agreement;

AND NOW, for and in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are acknowledged, GameTech and Executive agree as follows:

1.
Transition.  Executive and GameTech agree that Executive’s resignation as President and CEO shall take effect on the earlier to occur of: (a) the close of business on the date GameTech’s fiscal year 2011 Second Quarter 10-Q Report is completed and filed, or (2) on the date that the GameTech Board of Directors appoints a new President and CEO (the “Transition Date”).  Effective as of the end of business on the Transition Date, Executive’s status with the Company shall convert to that of a consultant and he shall no longer serve as an executive officer of the Company.  Without limiting the forgoing, Executive shall be deemed to have resigned from his employment and his position as President and CEO of GameTech and from any and all other offices and all other positions with GameTech subsidiaries, on the Transition Date, without further action on his part.  The period between the date the parties execute this Agreement and the Transition Date is hereafter referred to as the “Transition Period.”  Following the Transition Period, unless this Agreement is terminated earlier, Executive shall remain engaged by the Company as a consultant through November 11, 2011 (the “Departure Date”).

2.	Duties and Responsibilities of Executive.

(a)
President and CEO. For so long as Executive remains as President and CEO of the Company, Executive shall continue to diligently perform his normal duties and responsibilities as President and CEO, including but not limited to, all of the duties related to the completion and filing of GameTech’s fiscal year 2011 Second Quarter 10-Q Report, and such other tasks as the GameTech Board of Directors may reasonably assign to him.  GameTech reserves the right to begin transitioning duties to other employees during the Transition Period as it determines necessary or appropriate.  Executive agrees to perform his duties and responsibilities during the Transition Period to the best of his abilities, and in an efficient and timely manner, and agrees to devote adequate time and effort during the Transition Period to the performance of his remaining duties and responsibilities as President and CEO.

(b)
Consulting Services.  From the Transition Date until the Departure Date, Executive agrees to provide advisory services at mutually agreed upon times and shall make himself available to perform consulting services with respect to the business conducted by the Company.  Such consulting services shall be related to such matters as the Chairman, the Chief Executive Officer, or  the Chief Restructuring Officer of the Company may designate from time to time, and may include advisement with respect to strategic matters and product development.  Executive shall comply with reasonable requests for these services and shall devote reasonable time and his reasonable best efforts, skill and attention to the performance of such consulting services.

3.
Compensation and Other Consideration.  In consideration for the services Executive performs during the term of this Agreement, and subject to his compliance with the conditions, obligations, and other provisions contained in this Agreement, Executive shall receive the following:

(a)
Compensation.  Executive will continue to receive his current base salary through the pay period ending May 27, 2011.  Thereafter and until the Departure Date, Executive will be compensated a total amount of One-hundred and Ten Thousand Dollars ($110,000), less applicable payroll taxes and income tax withholdings, which will be paid at regular payroll intervals in installments equal to current paycheck.  Executive acknowledges and agrees that the amounts to be paid to him, pursuant to this Subsection 3(a), are inclusive of all paid time off (PTO) accrued prior to May 27, 2011.

(b)
Expense Reimbursement. The Company shall continue to reimburse Executive for all reasonable expenses incurred by Executive: (1) through the Transition Date, in performing his duties and responsibilities to the Company; and (2) through the Departure Date, in performing consulting services on behalf of the Company, and which are proper pursuant to the Company’s expense reimbursement policy.

(c)
Benefits.  Executive will remain eligible, through the Departure Date, to participate in any GameTech benefit plan(s), in which he is currently participating or otherwise eligible to participate in, subject to the eligibility and other requirements of each plan and subject to Executive paying the employee portion of any premiums or contributions required by the terms of the respective plans.  Executive's health insurance benefits will cease on the last day of November 2011, subject to Executive's right to continue his health insurance under COBRA.  Notwithstanding the forgoing, Executive shall no longer accrue paid time off (PTO) after the pay period ending May 27, 2011.

(d)
Time-off For Transition-related Activities.  GameTech understands that Executive may desire to take time off during the Transition Period to coordinate his relocation out of Nevada and/or to follow up on new employment opportunities. GameTech is willing to allow Executive to take time off for such activities, provided that Executive gives reasonable advance notice of the days he plans to take off.

(e)
Equity Awards.  GameTech and Executive agree that the consulting services to be provided pursuant to this Agreement constitute “Continuous Service” to the Company for purposes of any outstanding equity award previously granted to Executive.  Accordingly, any equity awards previously granted to Executive shall continue to vest until the Departure Date and all vested portions thereof shall be exercisable prior and following the Departure Date in accordance with the terms and conditions of each equity award agreement between GameTech and Executive.

(f)
Company Vehicles and Computer Equipment. On or before the Departure Date, GameTech will sell to Executive, at fair market value, the 2004 Nissan Maxima and the Apple laptop, iPhone, and iPad used by Executive, free and clear of all liens and encumbrances.

(g)
No Other Payments.  Except as set forth above, GameTech shall not be obligated to provide any other benefits or make any further or additional payment to Executive in any amount or for any purpose whatsoever.

4.
Release of and Waiver of All Claims.  In consideration for the receipt and retention of the payments and additional benefits provided to Executive hereunder to which he is not otherwise entitled, Executive agrees as follows:

(a)
Current Release and Waiver of All Claims.  Except for those obligations contained in this Agreement, Executive fully, finally, and forever releases, waives, and forever discharges GameTech, its successors, subsidiaries, assigns, agents, directors, officers, employees, representatives, attorneys, insurance carriers, and all persons acting by, through, under or in concert with any of them (the “Released Parties”), from any and all charges, complaints, claims, controversies, demands, rights, disputes, and causes of action of any nature whatsoever, whether known or unknown, asserted or unasserted, accrued or not accrued, arising before or existing on the date Executive executes this Agreement, which Executive may have or claim to have against any of the Released Parties regarding any matter, including but not limited to any claims that could be raised related to the employment relationship between Executive and GameTech.  This release and waiver specifically includes, but is not limited to, any claim or cause of action arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C.A. §§ 2000  et seq., as amended; the Americans With Disabilities Act, 42 U.S.C. §§ 12101  et seq.; 42 U.S.C. §§ 1981; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621  et seq. ; the Older Workers Benefit Protection Act of 1990; the Employment Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001  et seq.; the Family and Medical Leave Act; the Fair Labor Standards Act; or any other federal, state or local statute or common law cause of action of similar effect regarding employment related causes of action of employees against their employer, or for breach of contract, promissory estoppel or any other legal theory.  Notwithstanding anything to contrary herein, nothing contained in this Agreement shall apply to, or release the Company from (a) any obligation of the Company contained in this Agreement, (b) any vested or accrued benefit under any plan or program of the Company in which Executive participates, (c) any obligation which the Company may have to indemnify Executive pursuant to state law or its corporate by-laws, or (d) any obligation which the Company may have to provide coverage to Executive pursuant to its director and officer insurance policy with respect to actions or omissions of Executive during his service as an officer of the Company.

(b)
Acknowledgments of Executive. In granting the forgoing release and waiver of all claims, Executive further acknowledges and agrees that: (i) he is not waiving claims that may arise after this Agreement has become enforceable; (ii) he is receiving benefits under this Agreement to which he would not otherwise be entitled; (iii) the payments and other considerations to be received pursuant to this Agreement, as specifically set forth above at Section 2, are more than Executive would otherwise be entitled, and constitutes valid consideration for this Agreement; (iv) Executive has been advised to review this Agreement with an attorney concerning its effect prior to executing it; (v) the release set forth in the preceding Subsection 4(a) shall be and remain in effect in all respects as a complete general release as to the matters released; (vi) he will not assert any claims described in or otherwise released by the preceding Subsection 4(a) against the Released Parties; and (vii) the release set forth in the preceding Subsection 4(a) does not extend to any of the Company’s obligations incurred under this Agreement and does not release claims that cannot be released as a matter of law, including, but not limited to, Executive's right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive's release of claims herein bars Executive from recovering such monetary relief from the Company).

(c)
Release of all Claims in Conjunction with Conclusion of Employment. To achieve the parties’ intent that GameTech receive a release of all claims through Executive’s final date of employment with GameTech, Executive agrees to execute and deliver to GameTech, on his Departure Date, the supplemental general release of all claims in the form attached hereto as Exhibit A. Executive understands that GameTech’s obligation to furnish the compensation called for under this Agreement, is contingent upon GameTech’s receipt of this supplemental general release and the expiration of the revocation period referenced therein without any exercise of the revocation rights described in that release agreement.

5.
Restrictive Covenants.  In consideration for the receipt and retention of the payments and additional benefits provided to Executive hereunder to which he is not otherwise entitled, Executive represents, warrants, and agrees that:

(a)
Non-competition. For a period of  twelve (12) months after the Transition Date, Executive shall not within the United States of America and whether directly or indirectly, and whether on his own behalf, or on behalf of any other person, firm, company or association, and whether as an employee, director, principal, agent, consultant, advisor or in any other capacity whatsoever, seek employment from, accept employment with, or offer to provide services to or carry on or assist with any business or enterprise which shall be in competition with GameTech's business of manufacturing and providing electronic bingo systems, bingo equipment, video lottery terminals, slot machines, or other casino gaming equipment.  Executive agrees that this non-compete is a material inducement to GameTech's agreement to pay the consideration called for in this Agreement.  Executive agrees to waive any objection to the validity of this covenant and acknowledges that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect GameTech's goodwill, proprietary information and other business interests;

(b)
Non-solicitation of Customers and Distributors. For a period of  twelve (12) months after the Transition Date, Executive will not, directly or indirectly, solicit or attempt to solicit customers, distributors, or prospective customers or distributors of GameTech identified or known to Executive during his employment or in anyway divert or attempt to business or business opportunities from GameTech;

(c)	Non-solicitation of Employees and Agents. For a period of twelve (12) months after the Transition Date, Executive will not solicit or recruit any of GameTech's employees or agents; and

(d)
Confidentiality and Non-Disclosure of Proprietary Information. Executive further agrees that he shall not, directly or indirectly, for Executive's own benefit or for the benefit of another, reveal or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about GameTech or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, such information being privileged, confidential business and/or trade secret information of GameTech. Executive agrees that he will not contact any of GameTech's customers or former customers for a period of twelve (12) months after the Transition Date, other than in connection with business unrelated to GameTech. Executive further acknowledges that he has signed an agreement entitled Invention Assignment, Confidentiality, Non-Solicitation, and at Will Employment Agreement (the “Confidentiality Agreement”) to which Executive acknowledges and agrees he is obligated according to the terms set forth therein, unless otherwise amended by this Agreement, and reaffirms his obligation to comply with the Confidentiality Agreement as a condition of receiving and retaining the consideration provided pursuant to this Agreement. Further, as a result of Executive's employment by GameTech, Executive may have had access to, or knowledge of, confidential business information or trade secrets of third parties. Executive also agrees to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of GameTech.

6.
Return and Protection of Property. Executive represents, warrants, and agrees that on or before the Departure Date, or sooner if requested by GameTech, he shall return to GameTech all (a) notebook computers, documents, files, memorandum, records, software and hardware containing information regarding the business or affairs of the Company, including all copies thereof in any format, that were in Executive’s possession or control, and (b) all credit cards, gas cards, keys, access badges, e-mail and computer access codes, and any other property belonging to the Company, previously in Executives possession or control.  Should Executive purchase any of the forgoing, pursuant to Section 3(f), the same will be delivered to him upon receipt of payment.

7.
References.  Upon request by Executive, GameTech shall provide Executive and/or any of Executive's prospective employers with a positive reference letter confirming the terms of Executive's employment and his good performance.

8.
Mutual Non-Disparagement.  Executive shall not directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding GameTech, including but not limited to, statements or representations regarding GameTech's products, services, management, employees and customers.  GameTech shall not directly or indirectly through any agent, representative or affiliate, at any time make false, misleading or disparaging statement or representation, or statements or representations that could be interpreted as such, whether written or oral, regarding Executive, his performance, his services and/or any other matter relating to Executive. For purposes of this section, “GameTech” means any officer, member of the board of directors, consultant to the Company, any official communications by the company, and those who are responsible for such official communications.

9.
No Cooperation with Third Parties. Executive agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against GameTech and/or any officer, director, employee, agent, representative, shareholder or attorney of GameTech, unless under a subpoena, court order, or other legal obligation to do so.  So long as not prohibited by law, Executive further agrees to promptly notify GameTech’s General Counsel at its corporate office upon receipt of any court order, subpoena, or any legal discovery device that seeks production of information concerning GameTech, and to furnish to GameTech, upon request, a copy of such subpoena or legal discovery device from the other party.

10.
Cooperation with GameTech. Executive agrees that he shall cooperate fully with GameTech in the resolution of any matters in which Executive was involved during the course of Executive's employment or about which Executive may have knowledge, where Executive's knowledge may be necessary for the defense or prosecution, of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of GameTech, including any claims or actions against its officers, directors, and employees (referred to as “Claims Assistance.”). It is anticipated that the Claims Assistance will require only occasional assistance from Executive, and it will be scheduled at mutually agreeable times.

(a)
Claims Assistance. Executive's cooperation in connection with Claims Assistance shall include, without limitation, being available to consult with GameTech regarding matters in which Executive has been involved or may have knowledge; to assist GameTech in preparing for any proceeding (including, without limitation, pre-suit discovery, depositions, consultation, discovery or trial); to provide affidavits and/or sworn statements reflecting truthful written testimony; to assist with any audit, inspection, proceeding or other inquiry; to act as a witness and to provide truthful testimony in connection with any litigation or other legal proceeding affecting GameTech.

(b)
Relationship of the Parties and Related Obligations. With respect to any Claims Assistance provided after the Departure Date, Executive shall in no sense be considered an employee, agent, partner or representative of GameTech, nor shall Executive be entitled to, or eligible to, participate in any benefits or privileges given or extended by GameTech to its employees.  For a period of two (2) years after the Departure Date, Executive agrees to keep GameTech apprised of his current contact information, including telephone numbers, home address, and email address, and to promptly respond to communications from GameTech in connection with this Section 10.  Executive further agrees that should Executive be contacted by any person or entity that has indicated, or that Executive knows to be, adverse to GameTech, or any representative of such person or entity, Executive shall promptly, and no later than within three (3) business days of such contact, notify GameTech’s General Counsel at its corporate office. GameTech shall pay Executive any documented and reasonable costs and expenses incurred in connection with Executive providing the Claims Assistance under this Section. GameTech shall deliver the payments due under this paragraph within ten (10) business days after receipt of Executive's invoice.

11.	Termination of Employment Prior to the Departure Date.

(a)
Termination for Cause. Notwithstanding anything herein to the contrary, GameTech may immediately terminate Executive’s employment prior to the Departure Date, for cause upon written notice to Executive.  GameTech agrees that before it terminates Executive’s employment for cause under Subsections (ii) through (vi) below, it will give Executive written notice of the reason(s) therefore and a reasonable opportunity for Executive to correct or cure the problem.  For purposes of this Agreement, the term “cause” shall be defined as a reasonable determination by GameTech that any one of the following events has occurred:

i.
The conviction of or plea of guilty or no contest by Executive of any crime constituting a felony, any crime involving moral turpitude, any crime involving controlled substances, or driving under the influence of a controlled substance;

ii.	A material breach by Executive of this Agreement;

iii.	Conduct on the part of Executive which is fraudulent or materially disruptive to GameTech; or

iv.
Violation of Company policy, including but not limited to the Code of Conduct, Code of Ethics for the CEO and Senior Financial Officers; Insider Trading Policy; Corporate Governance Guidelines, or Public Disclosure Policy.

(b)	Resignation. Executive may terminate (i.e., voluntarily resign) his employment with the Company at any time, prior to the Departure Date.

12.
Effect of Termination of Employment prior to the Departure Date. If Executive voluntarily resigns his employment prior to the Departure Date or if Executive’s employment is terminated by GameTech for cause then: Executive shall not earn, and shall not be offered or entitled to the compensation or other benefits described in Section 3 above.

13.
Termination of this Agreement and Consequences of Breach by Executive.  Executive acknowledges and agrees that in the event that he materially breaches any provisions or obligations under this Agreement, after the Departure Date, and if such breach is not cured or corrected, if subject to cure or correction, within fourteen (14) days of GameTech mailing written notice of the breach to Executive’s last known address then, without affecting the enforceability of, or Executive’s duty to continue complying with Executive’s remaining covenants and promises under this Agreement: (a) GameTech shall be entitled to recover and/or cease providing the consideration provided to Executive under this Agreement; (b) Executive shall pay all damages incurred by GameTech; and (c) Executive shall forego and no longer be entitled to any sum or benefit remaining to be paid or conferred pursuant to this Agreement.  Nothing in this Section is intended to limit or restrict any other rights or remedies GameTech may have by virtue of this Agreement or otherwise.

14.
Legal Fees. In the event it shall be necessary for any party hereto to institute legal action to enforce any of the terms and conditions or provisions contained herein, or as the result of the breach hereof, the prevailing party in such action or proceeding shall be entitled to costs and reasonable attorneys fees.

15.
Independent Contractor Status.  The Executive shall perform the consulting services described in this Agreement as an independent contractor.  Following the Transition Date, Executive shall not, by virtue of being a consultant hereunder, hold himself out to be an employee or officer of the Company and shall not be eligible to receive any employee benefits for which officers or other employees of the Company are eligible at any time, except those benefits specifically provided for in Section 3.

16.
Entire Agreement. This Agreement represents the entire agreement by and between parties, and there are no other agreements or understandings other than those contained in this Agreement, with the exception of the Confidentiality Agreement (except as amended herein), and the stock option and equity award agreements. This Agreement may not be changed except by written agreement executed by the parties.

17.
No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by GameTech hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by GameTech of any fault or liability whatsoever to Executive or to any third party.

18.
Tax Consequences. GameTech makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Executive or made on his behalf under the terms of this Agreement. Executive agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by GameTech and any penalties or assessments thereon. Executive further agrees to indemnify and hold GameTech harmless from any claims, demands, deficiencies, penalties, interest, assessments, executions, judgments, or recoveries by any government agency against GameTech for any amounts claimed due on account of (a) Executive's failure to pay or Executive's delayed payment of, federal or state taxes; or (b) damages sustained by GameTech by reason of any such claims, but not including attorneys' fees and costs.

19.	Section 409A of the Internal Revenue Code of 1986.

(a)
General. “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder would otherwise be taxable to the Executive under Section 409A, the Company may, provided it reasonably determines that any such amendments are likely to be effective, adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable hereunder from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided hereunder or (ii) comply with the requirements of Section 409A and thereby avoid the application of penalty taxes under such Section.

(b)
Separation from Service. Notwithstanding any provision to the contrary in this Agreement, if the Company determines that the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, which shall be determined as of the time of his separation from service in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations), to the extent the Company determines that delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death. Upon the earlier of such dates, any payments deferred pursuant to this Section 7(b) shall be paid in a lump sum to the Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, the Executive’s right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments. The parties acknowledge and agree that each payment made before the fifteenth day of the third month after the later of the end of the (x) calendar year, or (y) fiscal year, in which the Transition Date occurs shall be treated as a short term deferral for purposes of Section 409A to the extent such payment is deemed not to be consideration for services during the Term.

(c)
Expense Reimbursement. The reimbursement of any expense incurred after the Departure Date shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year

20.
Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the respective parties.

21.
Jurisdiction.  The substantive laws of Nevada govern the validity, construction, enforcement and interpretation of this Agreement and exclusive venue for any dispute between the parties shall be any court of competent jurisdiction in Washoe County, Nevada.

22.	Headings. The headings in this Agreement have been used for administrative convenience only and shall not be used in interpreting or construing the meaning of any provision in this Agreement.

23.
Invalid Provision.  If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Transition Employment Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

24.	Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

25.
Acceptance and Revocation Procedures.    Executive acknowledges that he was given this Agreement on May 20, 2011.  Executive has been afforded a full twenty-one (21) days after receiving this Agreement to consider it, and Executive has fully informed himself of and understands the terms, contents, conditions and effects of this Agreement.  Executive also has been given an opportunity to review this Agreement with his counsel and has been specifically advised to consult with legal counsel regarding this Agreement, at his own  expense.  In addition, Executive acknowledges and understands that he has seven (7) days following his execution of this Agreement to revoke it. To be effective, any such revocation must be communicated in writing to GameTech’s General Counsel at its corporate offices. The Parties agree that changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day consideration period.

26.
Effective Date. Executive has seven (7) days after he signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by Executive before that date (the “Effective Date”).

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

Entered into this ____ day of May 2011 by Executive;

William P. Fasig

Entered into this ______ day of  May 2011 for GAMETECH INTERNATIONAL, INC.;

By:

Name:

Title:

EXHIBIT A

1.
General Release of Claims. In consideration of the benefits under Section 3 of the Employment Transition Agreement (the “ Agreement ”), effective as of May 25, 2011, by and GameTech International, Inc. and its subsidiaries (the “Companies”) and William P. Fasig (“ Executive ”), Executive does hereby for himself and his spouse, beneficiaries, heirs, successors and assigns, release, acquit and forever discharge the Companies and their respective stockholders, officers, directors, managers, employees, representatives, related entities, successors and assigns, and all persons acting by, through or in concert with them (the “ Releasees ”) of and from any and all claims, actions, charges, complaints, causes of action, rights, demands, debts, damages, or accountings of whatever nature, except for criminal activity, known or unknown, which Executive may have against the Releasees based on any actions or events which occurred prior to the date of this General Release, including, but not limited to, those related to, or arising from, Executive’s employment with the Companies, or his resignation therefrom, any claims under Title VII of the Civil Rights Act of 1964, the Federal Age Discrimination and Employment Act and the California Fair Employment and Housing Act, but excluding claims under the Agreement (collectively, “Claims”). This General Release shall not, however, constitute a waiver of any of Executive’s rights under the Agreement or under the terms of any employee benefit plan of the Companies in which Executive is a participant.

2.
Older Worker’s Benefit Protection Act. Executive agrees and expressly acknowledges that this General Release includes a waiver and release of all claims which Executive has or may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq . (“ADEA”). The following terms and conditions apply to and are part of the waiver and release of the ADEA claims under this General Release:

(a)	That the Agreement and this General Release are written in a manner calculated to be understood by Executive.

(b)	The waiver and release of claims under the ADEA contained in this General Release do not cover rights or claims that may arise after the date on which Executive signs this General Release.

(c)	The Agreement provides for consideration in addition to anything of value to which Executive is already entitled.

(d)	Executive is advised to consult an attorney before signing this General Release.

(e)
Executive is afforded twenty-one (21) days after Executive is provided with this General Release to decide whether or not to sign this General Release. If Executive executes this General Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney

(f)
Executive will have the right to revoke this General Release within seven (7) days of signing this General Release. In the event this General Release is revoked, this General Release will be null and void in its entirety, and Executive will not receive the benefits described in Section 3 of the Agreement.

(g)
If Executive wishes to revoke the General Release, Executive shall deliver written notice stating his intent to revoke this General Release to GameTech’s General Counsel on or before the seventh (7 th ) day after the date hereof.

3.
No Assignment of Claims. Executive represents and warrants to the Releasees that there has been no assignment or other transfer of any interest in any Claim which Executive may have against the Releasees, or any of them, and Executive agrees to indemnify and hold the Releasees harmless from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any person asserting any such assignment or transfer of any rights or Claims under any such assignment or transfer from such party.

4.
No Suits or Actions. Executive agrees that if he hereafter commences, joins in, or in any manner seeks relief through any suit arising out of, based upon, or relating to any of the Claims released hereunder, or in any manner asserts against the Releasees any of the Claims released hereunder, then he will pay to the Releasees against whom such suit or Claim is asserted, in addition to any other damages caused thereby, all attorneys’ fees incurred by such Releasees in defending or otherwise responding to said suit or Claim.

5.
No Admission. Executive further understands and agrees that neither the payment of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees.

EXECUTIVE
William P. Fasig
Date: